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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                                February 5, 1998
               (Date of Report - Date of earliest event reported)


                           NATIONAL AUTO CREDIT, INC.
             (Exact name of registrant as specified in its charter)



        DELAWARE                          1-11513                 34-1816760
(State or other jurisdiction of         (Commission           (I.R.S. Employer
incorporation or organization)           File No.)           Identification No.)


                      30000 Aurora Road, Solon, Ohio 44139
              (Address of principal executive offices and zip code)

                                 (440) 349-1000
              (Registrant's telephone number, including area code)







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Item 5. Other Events
        ------------

           On February 5, 1998, the Company issued the following press release:


National Auto Credit, Inc. (NYSE:NAK) announced that it had reached an agreement in principle with its lenders to defer certain principal payments due under its credit agreements. The payments, which were originally due on January 21, 1998 and were extended until February 5, 1998, have been further extended until the earlier of March 6, 1998 or when the Special Committee of the Board of Directors of the Company ceases to function. The Special Committee was formed to investigate information provided to the Company by its former auditors concerning potentially improper activities that might affect the Company's financial accounting records. The information, which allegedly came from current and former employees of the Company, was not investigated by the Company's former auditors. During the pendency of the investigation, the executive responsibilities of the Company's chairman and president and chief executive officer have been delegated to the Special Committee. The investigation, which began last week and is expected to continue beyond March 6, 1998, is focusing on the Company's fiscal year ended January 31, 1998, and particularly the Company's reserve for loan losses and the reserve for insurance claims against the discontinued operations of the Company.

The terms of the Company's agreement in principle with its lenders include: that the interest rate to be paid on all of the Company's borrowings ($83.8 million at January 31, 1998), effective as of February 1, 1998, will be at least the prime rate of interest; that the Company will make principal payments, totaling approximately $1.5 million, during the period of deferral; that the Company will pay all interest amounts accrued and owing as of January 31, 1998 to its noteholders under its 7.66% Senior Notes due April 21, 2004, who were last paid interest in October 1997; and that all debts owed to the Company's lenders will mature March 6, 1998. The Company will continue to operate on internally generated funds until the Company's use of its line of credit is restored or alternative sources of capital are secured.

The Special Committee is considering and pursuing the hiring of an interim Chief Executive Officer, although no assurance can be given that the appropriate candidate will be identified and hired in the short term. The Company is also continuing efforts to retain an independent accounting firm to audit its statements for its fiscal year ended January 31, 1998.


The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              NATIONAL AUTO CREDIT, INC.
                                                     (Registrant)

Date:      February 6, 1998                   BY:  /s/  Raymond A. Varcho
        -------------------------                  ----------------------------
                                              Vice President, General Counsel
                                              and Secretary